UNITED STATES
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SCHEDULE 14A

(RULE 14a-101) SCHEDULE 14A INFORMATION

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MRV COMMUNICATIONS, INC.
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MRV Communications and Value Investors for Change Reach Agreement

CHATSWORTH, Calif.— MRV Communications Inc. (Pink Sheets:MRVC) (“MRV” or the “Company”) and Value Investors for Change, today announced that the parties have reached an agreement to resolve the proxy contest related to the Company’s 2009 Annual Meeting of Stockholders, scheduled for November 11, 2009.

Under the terms of the agreement, the Company will expand the size of its Board of Directors from nine to ten members, eight of whom will be independent. The following individuals will be nominated for election at the upcoming Annual Meeting: six of MRV’s nominees, Baruch Fischer, Joan E. Herman, Michael E. Keane, Noam Lotan, Shlomo Margalit and Igal Shidlovsky; three of Value Investors for Change’s nominees, Charles M. Gillman, Michael J. McConnell and Kenneth Shubin Stein, M.D.; and Philippe Tartavull, who was mutually agreed upon by the Company and the Investors. Following the Annual Meeting, the Board will elect a new independent Chairman.

Noam Lotan, Chief Executive Officer of MRV, said, “We are pleased to have reached this agreement with Value Investors for Change, which we believe is in the best interests of the Company and all MRV stockholders. We are confident that their nominees will contribute meaningfully to the Board dynamic and provide additional insight and new perspective to MRV.

“We thank Harold W. Furchtgott-Roth, Guenter Jaensch and Daniel Tsui for their years of dedication and service to MRV. They have worked hard and made significant contributions during their many years of service. Our Board remains committed to enhancing value for all stockholders and we look forward to working with our new directors to continue our progress in building a stronger future for MRV.”

Dr. Shubin Stein, for Value Investors for Change, said, “We are delighted to have settled the matter with MRV amicably and believe that Charles M. Gillman, Michael J. McConnell and I will enhance the composition of the Board. We look forward to working together constructively with the Board and management team to help maximize value for stockholders.”

In connection with the terms of the agreement, Value Investors for Change has agreed to terminate their proxy solicitation, withdraw their proposed slate of director nominees, and vote all of their shares in favor of all of the Board’s director nominees at the 2009 Annual Meeting.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (POTS), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s network equipment business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business, which provides optical communications components for access and fiber-to-the-premises applications, operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

About Value Investors for Change

Value Investors for Change is comprised of investors who seek to encourage companies to create, preserve and enhance long-term value for their stockholders. We seek to provide Boards and management teams with well-qualified directors and managers who will work diligently to increase stockholder value by instituting management, corporate governance, operations and compensation reforms.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. MRV filed a preliminary proxy statement on October 2, 2009, and will be filing a definitive proxy statement with the SEC shortly. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov, at MRV’s website at http://sec.mrv.com, or from MRV Investor Relations at 20415 Nordhoff Street, Chatsworth, California 91311.

Participants in Solicitation

MRV and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual Meeting of Stockholders. Information regarding the interests of MRV’s directors and executive officers in the proxy contest will be included in MRV’s proxy statement and annual report on Form 10-K for the year ended December 31, 2008.

MRV Communications, Inc.

Investor Relations, 818-886-MRVC (6782)

ir@mrv.com

or

The Blueshirt Group for MRV

Maria Riley, 415-217-2631

maria@blueshirtgroup.com

Source: MRV Communications, Inc.